Exhibit 99.1
Investor Contact: Maurice Carson, (650) 318-4700
Media Contact: Anna del Rosario, (650) 318-4500
For Release: March 16, 2010
ACTEL CORPORATION UPDATES FIRST QUARTER GUIDANCE
     Mountain View, Calif. — March 16, 2010 — Actel Corporation (NASDAQ: ACTL) today announced that first quarter 2010 revenues are expected to be up sequentially four percent to eight percent. The previous guidance was up two percent to six percent.
     Gross margin is expected to be at the previous guidance of 62 percent.
     Operating expenses are anticipated to come in at approximately $27.5 million, which excludes an estimated $2.1 million of stock-based compensation expense and $0.6 million associated with the acquisition of Pigeon Point Systems. The previous guidance was approximately $27.0 million.
     Other income is expected to be about $0.5 million, which is unchanged from previous guidance.
     The non-GAAP tax rate for the quarter is expected to be about 30 percent, which is unchanged from the previous guidance.
     Outstanding fully diluted share count is expected to be about 26.3 million shares. The previous guidance was 26.5 million shares.
Forward-Looking Statements
     The statements in the paragraphs above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-K, which can be found on Actel’s website, www.actel.com. Actel’s anticipated results from its restructuring plan and its projected revenues and operating results for the first quarter of 2010 are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as a failure to fully realize the projected results of the restructuring plan, fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. Actel undertakes no obligation to update any information contained in this press release.
About Actel
Actel is the leader in low power FPGAs and mixed signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.
Actel, Actel Fusion, IGLOO, Libero, Pigeon Point, ProASIC, SmartFusion and the associated logos are trademarks or registered trademarks of Actel Corporation. All other trademarks and service marks are the property of their respective owners.